Exhibit (a)(11)

To All Ventana Employees,

As you may have heard, Roche once again extended its tender offer for another 30 days.

This extension does not alter the situation and we remain steadfast in our position that Roche’s offer is wholly inadequate. Our Board of Directors continues to recommend that stockholders not tender any of their shares to Roche. Roche’s offer remains significantly below our current stock price, despite the recent tumultuous market conditions, proving that the market agrees that the offer fails to reflect the inherent value of the Company, its steady growth momentum, and the magnitude of the synergies that would be unlocked in a combination with Roche.

As you know, Ventana is an extraordinary company which, given the increasing focus on and significant value of companion diagnostics to pharmaceutical companies, is uniquely poised to benefit from the potential in the future of personalized medicine.

I want to again express my sincere appreciation for your continued efforts and focus on maintaining business as usual.

Best regards,

Chris

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.